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BUSINESS LAWYERS LICENSED IN CALIFORNIA, TEXAS AND WASHINGTON

Exhibit 5.1 and 23.2

March 27, 2017

United States Securities

 and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re:

Freight Solution, Inc. (hereinafter “FSI”): Registration Statement on Form S-1 relating to a maximum of 7,000,000 shares of FSI Common Stock par value $.001 per share

Sir or Madam:

We are special counsel to Freight Solution, Inc., a Nevada corporation (“FSI”).  We have been requested by FSI to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (“Registration Statement”) covering a maximum of 7,000,000 shares which will be offered by FSI.

In connection with this opinion, we have examined the Registration Statement, the Certificate of Incorporation and Bylaws of FSI, copies of the records of corporate proceedings of FSI, and copies of such other agreements, instruments and documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Krueger LLP

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Krueger LLP